UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2007

Wake Forest Bancshares, Inc.
 (Exact name of registrant as specified in its charter)

United States	000-25999	56-2131079
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

302 South Brooks Street, Wake Forest, North Carolina	27587
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 919-556-5146

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On April 23, 2007, Wake Forest Bancshares, Inc. announced earnings for its quarter ended March 31, 2007. A copy of the press release dated April 23, 2007, describing its quarter end earnings is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(c)	The following exhibit is furnished with this Report:

Exhibit No.	Description
99.1	Press release issued by Wake Forest Bancshares, Inc. on April 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAKE FOREST BANCSHARES, INC.

By: s/s Robert C. White
Name: Robert C. White
Title: President, Chief Executive Officer and
Chief Financial Officer

Date: April 23, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated April 23, 2007.

Wake Forest Bancshares, Inc.
302 S. Brooks Street
Wake Forest, North Carolina 27587

FOR IMMEDIATE RELEASE April 23, 2007	Contact: Robert C. White, CEO 919-556-5146

Wake Forest Bancshares, Inc.
ANNOUNCES SECOND QUARTER RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE.OB) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $411,555 or $0.35 per share for the quarter ended March 31, 2007, compared to earnings of $383,089 or $0.33 per share for the same quarter a year earlier. Earnings for the first six month’s of the Company’s fiscal year were reported at $843,110 or $0.73 per share versus $769,507 or $0.66 per share for the same six month period a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that both second quarter results and earnings for the first six months of the year had exceeded the Company’s expectations. He stated that a primary factor for the earnings improvement during the current quarter and six months ended March 31, 2007 over the same periods a year earlier was due to an increase in net interest income generated by asset growth of approximately 6.50%. The Company’s net interest margin was 3.92% and 4.07% during the quarter and six months ended March 31, 2007 as compared to a margin of 4.13% and 4.14% for the same periods a year earlier, respectively. A significant portion of the Company’s loans and investments have either shorter maturities or variable rates and therefore the portfolio reacts fairly quickly to movements in the prime rate. The Company’s rate spread has narrowed because the Federal Reserve has not adjusted market rates in over nine months and the Company’s deposits rates have risen during this period without a significant corresponding increase in yields on its interest earning assets.

Lending in the Company’s local markets remains generally favorable. The Company’s loan portfolio increased by approximately $5 million at March 31, 2007 from the amount outstanding at the same period a year earlier. In addition, deposits increased by $5.9 million at March 31, 2007 from outstanding deposits at the same period one year earlier.

The Company had previously announced that it had declared a quarterly cash dividend of $0.19 per share for shareholders of record as of March 29, 2007, payable on April 10, 2007. The current dividend represents the 44th consecutive quarterly dividend paid by the Company.

Wake Forest Bancshares Inc.’s return on average assets was 1.53% for the current quarter as compared to 1.52% for its quarter ended March 31, 2006. The Company’s efficiency ratio was 35.51% for the current quarter as compared to 34.97% for the same quarter in 2006. Total assets of the Company amounted to $107.9 million at March 31, 2007. Total net loans receivable and deposits outstanding at March 31, 2007 amounted to $77.6 million and $86.9 million, respectively.

Wake Forest Bancshares, Inc. has 1,161,193 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal Savings & Loan Association from its office in Wake Forest, (Wake County), North Carolina.